Exhibit 10.13

Summary of Hudson Global, Inc.
Compensation for Non-employee Members of the Board of Directors

The Company’s policy of compensation for the non-employee members of the Board of Directors effective as of October 2, 2015 is as follows:

Each non-employee director is entitled to receive an annual retainer of $25,000 paid in quarterly installments, a fee of $2,000 for each Board and Board committee meeting attended in person, and a fee of $1,000 for each telephonic Board and Board committee meeting in which the director participates. The Chairmen of the Audit Committee, Compensation Committee, Nominating and Governance Committee and Strategic Planning Committee receive an additional annual retainer of $25,000, $10,000, $5,000 and $75,000, respectively, paid in quarterly installments. The annual retainer, the fees for attending in-person and telephonic Board and Board committee meetings, and the retainer for serving as a Chairman of a Board committee, except for the Strategic Planning Committee, are paid in share units that are deferred to a retirement account until the director ceases board service. The retainer for serving as the Chairman of the Strategic Planning Committee is paid in cash. Each non-employee director also is entitled to receive $65,000 paid annually in share units that are deferred to a retirement account until the director ceases board service. Upon first being elected or appointed as a director, each non-employee director is granted an option to purchase 50,000 shares of the Company’s common stock under the terms of the Hudson Global, Inc. 2009 Incentive Stock and Awards Plan, as amended and restated. The exercise price of the options is the fair market value of a share of common stock on the date of grant. Options have a term of five years and become exercisable as follows: 50% immediately on the date of grant and 100% upon the first anniversary of the grant date (provided that if the Company’s Board of Directors does not designate such individual as a director nominee for election as a director at the Company’s first annual meeting of stockholders following the grant date, then the remainder of such option that has not yet vested will immediately vest). Additionally, directors are reimbursed for out-of-pocket expenses associated with attending meetings of the Board and Board committees.